                                                                    EXHIBIT 99.1

(AIR METHODS LOGO)
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                                              The #1 Airborne Healthcare Company



               AIR METHODS ANNOUNCES 3RD QUARTER FINANCIAL RESULTS
             Basic EPS of $0.28 and Revenue of $67.0 million Reflect
                         Historical Highs for a Quarter


DENVER, CO, November 4, 2003 -- Air Methods Corporation (NASDAQ: AIRM) reported revenue and net income for the third quarter and nine months ended September 30, 2003.

For the quarter, revenue increased 132% to $67.0 million compared to $28.9 million in the prior-year period. Net income increased 182% to $2.7 million, $0.28 per basic and $0.27 per diluted share, compared to prior-year net income of $1.0 million, $0.10 per basic and diluted share.

For the nine months, revenue increased 113% to $176.7 million compared to $83.0 million for the prior-year period. Net income decreased 14% to $3.5 million, $0.36 per basic and $0.35 per diluted share, compared to prior-year net income of $4.1 million, $0.45 per basic and $0.44 per diluted share. This decrease was largely attributed to an increase in missed transports due to weather during the first half of 2003.

Results include operations of Rocky Mountain Holdings, LLC (RMH) since acquisition in October 2002.

Aaron Todd, Chief Executive Officer, said, "These strong financial results reflect a return to more moderate weather patterns during our third quarter, combined with improved operational efficiencies as the Company grew closer to completing its integration plans for RMH. For the quarter, the Company realized growth in both revenue and segment net income within its community-based and hospital-based operations. The benefits of last year's acquisition of RMH are evident as our quarterly results reflect all-time highs in both revenue and net income."

THIRD QUARTER HIGHLIGHTS:

o Community-Based Operations: Community-based services revenue increased 163% to $42.0 million from $16.0 million, while segment net income increased 211% to $3.9 million from $1.2 million in the prior-year quarter. Total patient transports for the quarter were 7,142 as compared with 2,890 in the prior-year quarter. For bases in operation greater than one year, including RMH community-bases (Same-Base Transports), cancelled patient transports due to weather were 174 higher than during the prior-year quarter. Bad debt expense as a percentage of community-based revenue was 24.2% for both the current-year quarter and the prior-year quarter.

o Hospital-Based Operations: Revenue from hospital-based operations increased by 106% to $23.1 million from $11.2 million, while segment net income increased by 146% to $2.3 million from $0.9 million.

o Products Division: The Products Division reported external revenue of $1.7 million and segment net income (excluding internal sales) of $537,000 for the quarter compared to $1.8 million and $426,000 respectively, for the prior-year period.

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"We remain very optimistic about the remainder of the year and beyond. Flight volume from our community-based operations in October benefited from favorable weather patterns. Patients transported within this division were 2,453, reflecting a 24% increase for Same-Base Transports, including RMH bases. Additionally, the Company expects to commence services at several new bases during the remainder of 2003 and early part of 2004," said Todd.

Air Methods Corporation (www.airmethods.com) is a leader in emergency aeromedical transportation, medical services and technology. The Air Medical Services Division is the largest provider of air medical transport services for hospitals in the world. The LifeNet division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 170 helicopters and fixed wing aircraft.


                          (AIRM NASDAQ LISTED GRAPHIC)

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FORWARD LOOKING STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; successful integration of RMH operations and other matters set forth in the Company's public filings.
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CONTACTS: Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or RCG Capital
Markets Group, Inc. at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.




                       -- FINANCIAL STATEMENTS ATTACHED --



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                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)

                                                      September 30,    December 31,
                                                          2003            2002
                                                      -------------    ------------
ASSETS
------

Current Assets:
Cash and cash equivalents                               $  3,182        $  1,410
Trade receivables, net                                    55,120          37,818
Other current assets                                      17,640          24,300
                                                        --------        --------

Total current assets                                      75,942          63,528

Net equipment and leasehold improvements                 112,993         118,305
Other assets, net                                         15,098          14,563
                                                        --------        --------

Total assets                                            $204,033        $196,396
                                                        ========        ========


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness                    $  9,078        $  8,945
Accounts payable, accrued expenses and other              28,620          26,008
                                                        --------        --------

Total current liabilities                                 37,698          34,953

Long-term indebtedness                                    83,079          80,397
Other non-current liabilities                             33,084          34,828
                                                        --------        --------

Total liabilities                                        153,861         150,178

Total stockholders' equity                                50,172          46,218
                                                        --------        --------

Total liabilities and stockholders' equity              $204,033        $196,396
                                                        ========        ========

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except share and per share amounts)

                                                           Quarter Ended                         Nine Months Ended
                                                            September 30,                           September 30,
                                                   -------------------------------         -------------------------------
                                                      2003                2002                2003                2002
                                                   -----------         -----------         -----------         -----------
Revenue:
Flight operations                                  $    65,041         $    26,577         $   171,381         $    76,892
Product operations                                       1,936               2,331               5,340               6,095
                                                   -----------         -----------         -----------         -----------
Total revenue                                           66,977              28,908             176,721              82,987
                                                   -----------         -----------         -----------         -----------

Expenses:
Operating expenses                                      52,049              22,915             141,494              63,257
General and administrative                               5,444               2,609              15,668               7,685
Depreciation and amortization                            2,905               1,436               8,461               4,221
                                                   -----------         -----------         -----------         -----------
                                                        60,398              26,960             165,623              75,163
                                                   -----------         -----------         -----------         -----------

Operating income                                         6,579               1,948              11,098               7,824

Interest expense                                        (2,218)               (425)             (6,152)             (1,287)
Other, net                                                  52                  42                 764                 115
                                                   -----------         -----------         -----------         -----------

Income before income taxes                               4,413               1,565               5,710               6,652

Income tax expense                                       1,721                 610               2,227               2,593
                                                   -----------         -----------         -----------         -----------

Net income                                         $     2,692         $       955         $     3,483         $     4,059
                                                   ===========         ===========         ===========         ===========

Net income per basic share                         $      0.28         $      0.10         $      0.36         $      0.45
                                                   ===========         ===========         ===========         ===========

Net income per diluted share                       $      0.27         $      0.10         $      0.35         $      0.44
                                                   ===========         ===========         ===========         ===========

Weighted average common shares outstanding:
   Basic                                             9,577,916           9,440,442           9,554,040           9,090,782
   Diluted                                           9,974,973           9,564,604           9,926,561           9,250,558